UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Walter Energy, Inc.
(Name of Registrant as Specified in Its Charter)

Audley European Opportunities Fund Ltd.
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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On April 22, 2013, Audley Capital Advisors LLP issued the following press release:

AUDLEY CAPITAL URGES STOCKHOLDERS TO SUPPORT IMPORTANT CHANGE
AT WALTER ENERGY AND VOTE FOR NEW DIRECTORS ON APRIL 25, 2013

Urges Stockholders to vote the GOLD Proxy Card TODAY

New York, April 22, 2013 – Audley Capital Advisors LLP (including certain related funds and investment vehicles, “Audley Capital”) today urged stockholders to vote the GOLD proxy card to elect its five highly-qualified experienced nominees for election to the Board of Directors of Walter Energy, Inc. (NYSE: WLT) (TSX: WLT) (“Walter Energy” or “the Company”) at the Company’s upcoming 2013 Annual Meeting of Stockholders on April 25, 2013.  In addition, Audley Capital reminds stockholders of some of the decisions of the current Board that it believes have proven extremely harmful to stockholder value. Audley Capital urges stockholders to vote to remove certain Walter Energy Board members, including Chairman Michael T. Tokarz, Jerry W. Kolb, Joseph B. Leonard, Bernard G. Rethore and A.J. Wagner, to restore confidence in the direction of the Company.

We remind stockholders of some of the recent Board decisions that we believe have damaged shareholder value:

STRUCTURE OF THE WESTERN COAL TRANSACTION
We believe that the structure of the Western Coal transaction – in large part to avoid a stockholder vote on the matter – was disadvantageous to the Company.  The structure saddled Walter Energy with unprecedented levels of debt that it continues to struggle with today.  If stockholders of Walter Energy had had the opportunity to vote on the transaction, we believe it is likely that a higher proportion of shares would have been provided as consideration rather than the reduced number of shares that were issued.  Do you trust that the Company would not pursue such value-destructive transactions in the future without consulting stockholders?

INEFFECTIVE FINANCIAL MANAGEMENT
Even before the Company’s recently announced issuance of $450 million of new high yield debt, we believed Walter Energy was significantly overleveraged with $2.3 billion of debt.  A net debt to book value of equity ratio of 228% for a mining company with a high level of operational risk and a high level of commodity price risk is unacceptable in our view, particularly when the Company’s peers’ net debt/stockholders’ equity ratios range from 47% to 144%.  We believe stockholders would prefer to invest in a mining company with a net debt to book value of equity ratio of less than 100% given the commodity price risk in the current macro environment.  Do you trust in the Company’s ability to manage its burdensome debt load and avoid a highly dilutive capital raise?

STRATEGIC PLAN PREDICATED ON MET COAL RECOVERY
The Company has been pushing a plan that is entirely predicated on the recovery of met coal pricing in the very near future.  We believe that the Company has grossly miscalculated expectations for met coal pricing recovery, as demonstrated by the downward pressure on met coal pricing and recently disclosed Chinese growth data, and that there is a very real possibility that prices will fall further.  We think the Company is out of touch with market realities.  We believe that the current Board is ill-prepared to respond to continued price deterioration, and consequently, could face a liquidity crisis in the foreseeable future that could force the Board to pursue financing that could severely impact stockholders.  Do you trust that the Company's apparent reliance exclusively on the uncertain possibility of increasing met coal prices is sound strategic planning?

MISGUIDED CAPEX ALLOCATION
We believe the current Board’s use of cash is wasteful, misguided and detrimental to shareholder value.  For example, the Company has spent approximately $500 million on capital expenditures in Western Canada with very little effect on production.  This is on top of the $1.1 billion write-down that the Company took on the assets in October 2012. Do you trust that the Company can deliver an appropriate return on invested capital?

BOARD MEMBERS LACKING INDUSTRY AND MARKET EXPERIENCE AND INDEPENDENT VIEWS
We believe that there is a substantial lack of mining and public market experience among the current Board members.  We believe the five directors we seek to replace have been on the Board for too long, with an average tenure of 12 years, and lack independent views.  Notably, Mr. Tokarz has served on the Walter Energy Board for 26 years.  Furthermore, four of these five directors are members of a group of interlocking directors with Mueller Water Products, Inc.   We believe these longstanding Board members’ on-going inability to reverse the serious loss of stockholder value must come to an end.  Do you trust that the current Board members have the necessary skills to navigate a further deterioration of met coal prices and unlock additional value?

Julian Treger, Managing Partner of Audley Capital Advisors, said, “We believe the current Board lacks the overall qualifications and relevant experience to effect constructive and positive changes at the Company.  We think the track record of poor financial, operational and strategic decisions speaks for itself.  With a market capitalization nearing $1 billion and a debt load of approximately $2.5 billion, Walter Energy is starting to look to us like a leveraged buyout gone awry.  There are significant problems, but there can be solutions.  Once elected, our director nominees will bring to bear all of their knowledge and experience in managing multi-jurisdictional coal operations and their financing in an effort to reduce risk in the near-term.  They will work with the reconstituted Board and current management to put forth new innovative ideas and provide immediate independent and sophisticated oversight of the Company.”

Mr. Treger concluded, “As a group, our nominees have created billions of dollars of realized value for investors and stockholders. Although their past accomplishments in other situations are no guarantee, they will work hard to do the same for the long-suffering stockholders of Walter Energy.  We urge stockholders to vote for important change on the gold proxy today.”

Audley Capital urges stockholders to vote FOR its five director nominees by immediately completing and returning the GOLD proxy card or by submitting proxies by telephone or through the Internet.  Investors that have any questions or need assistance voting their shares should call Audley Capital’s proxy solicitor, Okapi Partners LLC, at (877) 208-8903.

Additional Information

Further information regarding the director nominees and other persons who may be deemed participants, and other matters, are set forth in a definitive proxy statement filed with the Securities and Exchange Commission (“SEC”). SHAREHOLDERS OF THE COMPANY ARE STRONGLY ADVISED TO READ THAT PROXY STATEMENT, BECAUSE IT INCLUDES IMPORTANT INFORMATION. THE PROXY STATEMENT IS BEING SENT TO SHAREHOLDERS BY OR ON BEHALF OF PARTICIPANTS, AND IS ALSO AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT http://www.sec.gov.

Contacts

Investors:

Audley Capital Advisors LLP
Julian Treger, Managing Partner
+44 20 7529 6900

Okapi Partners LLC
Bruce Goldfarb/Charles Garske/Patrick McHugh
212-297-0720

Media:

Sard Verbinnen & Co
Dan Gagnier/Brian Shiver
212-687-8080